Exhibit 2(n)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM

We consent to the use, in this (i) Pre-Effective Amendment No. 1 to Registration Statement No. 333-128731 and (ii) Amendment No. 1 to Registration Statement No. 811-21819 under the Investment Company Act of 1940, on Form N-2/A of our report dated June 2, 2006, relating to the financial statements of Mercantile Long-Short Manager Fund For Tax-Exempt Deferred Investors (TEDI) LLC appearing in Appendix D, which is part of such Registration Statements, and to the reference to us under the heading “Accountants and Legal Counsel” in the Prospectus, which is part of such Registration Statements.

DELOITTE & TOUCHE LLP
Chicago, Illinois
June 28, 2006